Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:
Nick Nottoli                Allister Gobin
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Reports Second Quarter 2024 Results
Operational execution delivers strong underlying results

NORTHBROOK, Ill., July 31, 2024 – The Allstate Corporation (NYSE: ALL) today reported financial results for the second quarter of 2024.

The Allstate Corporation Consolidated Highlights
	Three months ended June 30,			Six months ended June 30,
($ in millions, except per share data and ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Consolidated revenues	$15,714	$13,979	12.4%	$30,973	$27,765	11.6%
Net income (loss) applicable to common shareholders	301	(1,389)	NM	1,490	(1,735)	NM
per diluted common share (1)	1.13	(5.29)	NM	5.58	(6.59)	NM
Adjusted net income (loss)*	429	(1,162)	NM	1,796	(1,504)	NM
per diluted common share* (1)	1.61	(4.42)	NM	6.73	(5.72)	NM
Return on Allstate common shareholders’ equity (trailing twelve months)
Net income (loss) applicable to common shareholders				19.3%	(17.2)%	36.5
Adjusted net income (loss)*				21.6%	(12.7)%	34.3
Common shares outstanding (in millions)				264.0	261.8	0.8%
Book value per common share				$62.14	$51.29	21.2%

Consolidated premiums written (2)	$15,429	$13,731	12.4%	$29,717	$26,596	11.7%
Property-Liability insurance premiums earned	13,339	11,921	11.9%	26,239	23,556	11.4%
Property-Liability combined ratio
Recorded	101.1	117.6	(16.5)	97.1	113.1	(16.0)
Underlying combined ratio*	85.3	92.9	(7.6)	86.1	93.1	(7.0)
Catastrophe losses	$2,120	$2,696	(21.4)%	$2,851	$4,387	(35.0)%
Total policies in force (in thousands)				199,877	188,022	6.3%
(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2)Includes premiums written for the Allstate Protection and Protection Services segments and premiums and contract charges for the Health and Benefits segment.
*     Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.
NM = not meaningful

“Allstate’s strong execution capabilities benefited second quarter results and position us for continued success,” said Tom Wilson, Chair, President and CEO of The Allstate Corporation. “Revenues grew by 12% from the prior year to $15.7 billion for the quarter reflecting increased insurance premiums and higher investment income. Almost 2 million customer claims were handled in the quarter to help rebuild lives after storms, accidents and device breakage. The Property-Liability profit improvement plan progressed resulting in an underlying combined ratio* of 85.3. Protection Services and the Health and Benefits businesses also generated strong results. As a result, net income applicable to common shareholders was $301 million with adjusted net income* of $1.61 per diluted common share.”

“Allstate’s strategy of providing affordable, simple and connected protection resulted in strong policy growth in National General branded property-liability insurance and Allstate protection plans sold by retailers. National General’s policies in force increased by 12% over the prior year quarter and it is now one of the largest personal lines insurers serving the independent agent channel. Total Property-Liability policies in force declined by 0.8% reflecting fewer Allstate brand auto insurance policies as increased new business did not offset customer retention losses. Protection Plans policies in force increased by 9% with written premium of $518 million in the quarter, due to higher sales through US retailers and expansion of mobile phone protection plans in Europe. Allstate’s Transformative Growth plan, broad protection offerings and extensive distribution is expected to create additional shareholder value,” concluded Wilson.

Second Quarter 2024 Results

•Total revenues of $15.7 billion in the second quarter of 2024 were $1.7 billion higher than the prior year quarter driven by increased Property-Liability earned premium.

•Net income applicable to common shareholders was $301 million in the second quarter of 2024 compared to a net loss of $1.4 billion in the prior year quarter, as Property-Liability underwriting results improved. Adjusted net income* was $429 million, or $1.61 per diluted share, compared to an adjusted net loss* of $1.2 billion in the prior year quarter.

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•Property-Liability earned premiums of $13.3 billion increased 11.9% in the second quarter of 2024 compared to the prior year quarter, primarily driven by higher average premiums from rate increases. The underwriting loss of $145 million in the quarter was $1.9 billion better than a $2.1 billion loss in the prior year quarter.

Property-Liability Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$13,339	$11,921	11.9%	$26,239	$23,556	11.4%
Allstate brand	10,897	10,002	8.9	21,501	19,854	8.3
National General	2,442	1,919	27.3	4,738	3,702	28.0

Premiums written	$14,279	$12,620	13.1%	$27,462	$24,403	12.5%
Allstate brand	11,575	10,525	10.0	22,084	20,230	9.2
National General	2,704	2,095	29.1	5,378	4,173	28.9

Underwriting income (loss)	$(145)	$(2,094)	93.1%	$753	$(3,095)	NM
Allstate brand	(189)	(1,847)	89.8	601	(2,819)	NM
National General	43	(248)	NM	153	(276)	NM

Recorded combined ratio	101.1	117.6	(16.5)	97.1	113.1	(16.0)
Underlying combined ratio*	85.3	92.9	(7.6)	86.1	93.1	(7.0)

◦Premiums written increased 13.1% compared to the prior year quarter driven by increases for Allstate brand of 10.0% and National General of 29.1%.

◦Underwriting loss in the second quarter of 2024 of $145 million improved from a $2.1 billion loss in the prior year quarter, due to increased premiums earned, improved underlying loss experience and lower catastrophe losses.

◦Property-Liability combined ratio was 101.1 for the quarter and 97.1 for the first six months of 2024. The underlying combined ratio* was 85.3 in the second quarter, improving 7.6 points compared to the prior year, as higher earned premiums, improved underlying loss experience and operating efficiencies were partially offset by increased advertising expenses.

◦Allstate Protection auto insurance results reflect execution of a comprehensive plan to restore margins through higher rates, lower expenses, underwriting actions and claims process enhancements. Profitability improvement enabled increased growth investment in rate adequate states and risk segments.

Allstate Protection Auto Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$9,079	$8,121	11.8%	$17,857	$16,029	11.4%
Premiums written	9,284	8,269	12.3	18,641	16,618	12.2
Policies in Force (in thousands)				25,124	25,520	(1.6)
Recorded combined ratio	95.9	108.3	(12.4)	96.0	106.4	(10.4)
Underlying combined ratio*	93.5	102.2	(8.7)	94.3	102.4	(8.1)

◦Earned and written premiums grew 11.8% and 12.3% compared to the prior year quarter, respectively. The increase was driven by higher average premium from rate increases, partially offset by a decline in policies in force of 1.6%.
▪Allstate brand policies in force decreased by 4.5% compared to prior year quarter as increased new business was offset by customer retention losses.
▪National General policies in force increased by 11.7% due to growth in specialty vehicle insurance and the expansion of the Custom360℠ products to middle market customers.

◦Allstate brand auto rate increases were implemented in 21 locations in the second quarter at an average of 5.7%, resulting in an annualized total brand premium impact of 1.0% in the quarter. National General auto rate increases were implemented in 27 locations in the second quarter at an average of 11.2%, resulting in an annualized total brand premium impact of 2.0% in the quarter.

◦The recorded auto insurance combined ratio of 95.9 in the second quarter of 2024 was 12.4 points lower than the prior year quarter, reflecting higher earned premiums, improved underlying loss experience, favorable prior year reserve reestimates and operating efficiencies.
▪Allstate brand auto insurance recorded combined ratio of 96.9 in the second quarter of 2024 decreased 11.2 points compared to prior year quarter, primarily driven by higher average earned premiums outpacing moderating underlying loss costs per policy.
▪National General auto insurance recorded combined ratio of 91.9 in the second quarter of 2024 was 17.9 points below the prior year quarter, reflecting lower unfavorable prior year non-catastrophe reserve reestimates and improved underlying results.

◦Prior year non-catastrophe reserve reestimates were favorable $171 million in the second quarter, reflecting favorable Allstate brand reserve development, primarily driven by physical damage coverages.

◦The underlying combined ratio* of 93.5 improved by 8.7 points compared to the prior year quarter from higher average premium and moderating loss trends.

◦Allstate Protection homeowners insurance growth reflects higher average premiums and growth in policies in force. Underwriting loss of $375 million improved compared to a $1.3 billion loss in the prior year quarter driven by an improvement in underlying performance and lower catastrophe losses. The recorded combined ratio for the first six months of 2024 was 97.1 which generated $189 million of underwriting income compared to an underwriting loss of $1.8 billion during the same period in 2023.

Allstate Protection Homeowners Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2024	2023	% / pts Change	2024	2023	% / pts Change
Premiums earned	$3,255	$2,883	12.9%	$6,409	$5,693	12.6%
Premiums written	3,845	3,381	13.7	6,719	5,915	13.6
Policies in Force (in thousands)				7,426	7,268	2.2
Recorded combined ratio	111.5	145.3	(33.8)	97.1	132.3	(35.2)
Catastrophe Losses	$1,616	$2,189	(26.2)%	$2,171	$3,638	(40.3)%
Underlying combined ratio*	63.5	67.6	(4.1)	64.5	67.6	(3.1)

◦Earned premiums increased by 12.9% and written premiums increased 13.7% compared to the prior year quarter, primarily reflecting higher average premium and policies in force growth of 2.2%.
▪Policies in force growth reflects improved retention and increased new policy sales for the Allstate brand.

◦Allstate brand homeowners implemented rate increases in 12 locations in the second quarter at an average of 9.9%, resulting in an annualized total brand premium impact of 1.1% in the quarter and 4.5% through the first six months of 2024. Implemented rate increases and inflation in insured home replacement costs resulted in a 10.7% increase in homeowners insurance average gross written premium compared to the prior year quarter.

◦National General homeowners rate increases were implemented in 12 locations in the second quarter at an average of 14.6%, resulting in an annualized total brand premium impact of 2.3% in the quarter and 3.9% through the first six months of 2024.

◦The recorded homeowners insurance combined ratio of 111.5 was 33.8 points below the second quarter of 2023, due to lower catastrophe losses and higher earned premiums.

◦Catastrophe losses of $1.6 billion in the quarter decreased $573 million compared to the prior year quarter.

◦The underlying combined ratio* of 63.5 decreased by 4.1 points compared to the prior year quarter, reflecting higher earned premiums and favorable non-catastrophe claim frequency, partially offset by higher non-catastrophe claim severity.

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•Protection Services provides broad protection to customers largely through embedded distribution programs. Revenues increased to $773 million in the second quarter of 2024, 12.7% higher than the prior year quarter, primarily due to Allstate Protection Plans and Arity. Adjusted net income of $55 million increased by $14 million compared to the prior year quarter, driven by Allstate Protection Plans.

Protection Services Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2024	2023	% / $ Change	2024	2023	% / $ Change
Total revenues (1)	$773	$686	12.7%	$1,526	$1,357	12.5%
Allstate Protection Plans	483	399	21.1	947	784	20.8
Allstate Dealer Services	148	148	—	294	296	(0.7)
Allstate Roadside	51	66	(22.7)	117	130	(10.0)
Arity	52	35	48.6	91	72	26.4
Allstate Identity Protection	39	38	2.6	77	75	2.7
Adjusted net income (loss)	$55	$41	$14	$109	$75	$34
Allstate Protection Plans	41	31	10	81	59	22
Allstate Dealer Services	6	6	—	12	13	(1)
Allstate Roadside	8	6	2	19	10	9
Arity	(2)	(3)	1	(6)	(7)	1
Allstate Identity Protection	2	1	1	3	—	3
(1)Excludes net gains and losses on investments and derivatives.

◦Allstate Protection Plans revenue of $483 million increased $84 million, or 21.1%, compared to the prior year quarter driven by growth in North American and international business. Adjusted net income of $41 million in the second quarter of 2024 was $10 million higher than the prior year quarter, reflecting increased revenue.

◦Allstate Dealer Services generated revenue of $148 million and adjusted net income of $6 million which were consistent with the prior year quarter.

◦Allstate Roadside revenue of $51 million in the second quarter of 2024 decreased 22.7% compared to the prior year quarter reflecting the discontinuance of a large unprofitable account. Adjusted net income of $8 million was $2 million higher than the prior year quarter, primarily driven by increased pricing, improved provider capacity and lower costs.

◦Arity revenue of $52 million increased $17 million compared to the prior year quarter, due to higher advertising revenue. Adjusted net loss was $2 million in the second quarter of 2024 compared to a net loss of $3 million in the prior year quarter.

◦Allstate Identity Protection revenue of $39 million in the second quarter of 2024 was 2.6% higher than the prior year quarter due to growth from new and existing clients. Adjusted net income of $2 million in the second quarter of 2024 was $1 million higher than prior year quarter.
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•Allstate Health and Benefits premiums and contract charges increased 4.6%, or $21 million, compared to the prior year quarter mostly due to growth in individual health and group health. Adjusted net income of $58 million in the second quarter was slightly higher than the prior year quarter resulting from increased group health and employer voluntary benefits income, partially offset by lower individual health income.

Allstate Health and Benefits Results
	Three months ended June 30,			Six months ended June 30,
($ in millions)	2024	2023	% Change	2024	2023	% Change
Premiums and contract charges	$474	$453	4.6%	$952	$916	3.9%
Employer voluntary benefits	246	245	0.4	494	500	(1.2)
Group health	120	110	9.1	238	217	9.7
Individual health	108	98	10.2	220	199	10.6
Adjusted net income	$58	$57	1.8	$114	$113	0.9%

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•Allstate Investments $70.6 billion portfolio generated net investment income of $712 million in the second quarter of 2024, an increase of $102 million from the prior year quarter due to higher market-based income, partially offset by lower performance-based income.

Allstate Investment Results
	Three months ended June 30,			Six months ended June 30,
($ in millions, except ratios)	2024	2023	$ / pts Change	2024	2023	$ / pts Change
Net investment income	$712	$610	$102	$1,476	$1,185	$291
Market-based (1)	667	536	131	1,293	1,043	250
Performance-based (1)	107	127	(20)	308	253	55
Net gains (losses) on investments and derivatives	$(103)	$(151)	$48	$(267)	$(137)	$(130)
Change in unrealized net capital gains and losses, pre-tax	$(152)	$(342)	$190	$(425)	$530	$(955)
Total return on investment portfolio	0.7%	0.2%	0.5	1.1%	2.5%	(1.4)
Total return on investment portfolio (trailing twelve months)				5.3%	4.2%	1.1
(1)Investment expenses are not allocated between market-based and performance-based portfolios with the exception of investee level expenses.

◦Total return on the investment portfolio was 0.7% for the second quarter of 2024 and 5.3% for the latest twelve months.

◦Market-based investment income was $667 million in the second quarter of 2024, an increase of $131 million, or 24.4%, compared to the prior year quarter, reflecting higher yields in the $52.6 billion fixed income portfolio. Fixed income duration was 5.0 years as of June 30, 2024, 0.2 years above prior year end and 1.6 years higher than year end 2022. Investment portfolio allocations, including fixed income duration and equity risk levels, are informed by expected risk adjusted returns and the enterprise risk and return position.

◦Performance-based investment income totaled $107 million in the second quarter of 2024, a decrease of $20 million compared to the prior year quarter primarily reflecting lower real estate investment results. The portfolio allocation to performance-based assets provides a diversifying source of higher long-term returns, and volatility in reported results is expected.
◦Net losses on investments and derivatives were $103 million in the second quarter of 2024, compared to $151 million in the prior year quarter. Net losses in the second quarter of 2024 were driven by sales of fixed income securities.
◦Unrealized net capital losses were $1.2 billion or $152 million adverse to the prior quarter as higher interest rates resulted in lower fixed income valuations.

Proactive Capital Management

“Operating and financial performance in the second quarter reinforces Allstate’s ability to successfully execute the profit improvement plan while accelerating the implementation of the Transformative Growth strategy. Financial condition and capital position remain strong with statutory surplus in the insurance companies of $16.0 billion and $3.0 billion of assets held at the holding company. The sale of the Health and Benefits business is progressing, validating the attractiveness of these businesses. Allstate has the financial flexibility, liquidity and capital resources to continue to accelerate Transformative Growth,” said Jess Merten, Chief Financial Officer.

Visit www.allstateinvestors.com for additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be at 9 a.m. ET on Thursday, August 1. Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

($ in millions, except par value data)	June 30, 2024	December 31, 2023
Assets
Investments
Fixed income securities, at fair value (amortized cost, net $53,788 and $49,649)	$52,576	$48,865
Equity securities, at fair value (cost $2,003 and $2,244)	2,216	2,411
Mortgage loans, net	815	822
Limited partnership interests	8,730	8,380
Short-term, at fair value (amortized cost $5,290 and $5,145)	5,288	5,144
Other investments, net	979	1,055
Total investments	70,604	66,677
Cash	599	722
Premium installment receivables, net	10,762	10,044
Deferred policy acquisition costs	6,112	5,940
Reinsurance and indemnification recoverables, net	8,730	8,809
Accrued investment income	609	539
Deferred income taxes	212	219
Property and equipment, net	777	859
Goodwill	3,502	3,502
Other assets, net	6,461	6,051
Total assets	$108,368	$103,362
Liabilities
Reserve for property and casualty insurance claims and claims expense	$41,553	$39,858
Reserve for future policy benefits	1,344	1,347
Contractholder funds	891	888
Unearned premiums	25,929	24,709
Claim payments outstanding	1,575	1,353
Other liabilities and accrued expenses	10,421	9,635
Debt	8,082	7,942
Total liabilities	89,795	85,732
Equity
Preferred stock and additional capital paid-in, $1 par value, 25 million shares authorized, 82.0 thousand shares issued and outstanding, $2,050 aggregate liquidation preference	2,001	2,001
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 264 million and 262 million shares outstanding	9	9
Additional capital paid-in	3,927	3,854
Retained income	50,718	49,716
Treasury stock, at cost (636 million and 638 million shares)	(37,036)	(37,110)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	(938)	(604)
Unrealized foreign currency translation adjustments	(113)	(98)
Unamortized pension and other postretirement prior service credit	12	13
Discount rate for reserve for future policy benefits	13	(11)
Total accumulated other comprehensive loss	(1,026)	(700)
Total Allstate shareholders’ equity	18,593	17,770
Noncontrolling interest	(20)	(140)
Total equity	18,573	17,630
Total liabilities and equity	$108,368	$103,362

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023

Revenues
Property and casualty insurance premiums	$13,952	$12,470	$27,464	$24,643
Accident and health insurance premiums and contract charges	474	453	952	916
Other revenue	679	597	1,348	1,158
Net investment income	712	610	1,476	1,185
Net gains (losses) on investments and derivatives	(103)	(151)	(267)	(137)
Total revenues	15,714	13,979	30,973	27,765

Costs and expenses
Property and casualty insurance claims and claims expense	10,801	11,727	20,302	22,053
Accident, health and other policy benefits	291	258	587	523
Amortization of deferred policy acquisition costs	2,001	1,789	3,940	3,533
Operating costs and expenses	2,019	1,786	3,904	3,502
Pension and other postretirement remeasurement (gains) losses	(9)	(40)	(11)	(93)
Restructuring and related charges	13	27	23	54
Amortization of purchased intangibles	70	82	139	163
Interest expense	98	98	195	184
Total costs and expenses	15,284	15,727	29,079	29,919

Income (loss) from operations before income tax expense	430	(1,748)	1,894	(2,154)

Income tax expense (benefit)	83	(373)	349	(458)

Net income (loss)	347	(1,375)	1,545	(1,696)

Less: Net income (loss) attributable to noncontrolling interest	16	(23)	(4)	(24)

Net income (loss) attributable to Allstate	331	(1,352)	1,549	(1,672)

Less: Preferred stock dividends	30	37	59	63

Net income (loss) applicable to common shareholders	$301	$(1,389)	$1,490	$(1,735)

Earnings per common share:
Net income (loss) applicable to common shareholders per common share - Basic	$1.14	$(5.29)	$5.65	$(6.59)
Weighted average common shares - Basic	264.1	262.6	263.8	263.1
Net income (loss) applicable to common shareholders per common share - Diluted	$1.13	$(5.29)	$5.58	$(6.59)
Weighted average common shares - Diluted	267.1	262.6	266.8	263.1

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Adjusted net income is net income (loss) applicable to common shareholders, excluding:
◦Net gains and losses on investments and derivatives
◦Pension and other postretirement remeasurement gains and losses
◦Amortization or impairment of purchased intangibles
◦Gain or loss on disposition
◦Adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years
◦Related income tax expense or benefit of these items
Net income (loss) applicable to common shareholders is the GAAP measure that is most directly comparable to adjusted net income.
We use adjusted net income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of net gains and losses on investments and derivatives, pension and other postretirement remeasurement gains and losses, amortization or impairment of purchased intangibles, gain or loss on disposition and adjustments for other significant non-recurring, infrequent or unusual items and the related tax expense or benefit of these items. Net gains and losses on investments and derivatives, and pension and other postretirement remeasurement gains and losses may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Gain or loss on disposition is excluded because it is non-recurring in nature and the amortization or impairment of purchased intangibles is excluded because it relates to the acquisition purchase price and is not indicative of our underlying business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, adjusted net income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine adjusted net income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Adjusted net income is used by management along with the other components of net income (loss) applicable to common shareholders to assess our performance. We use adjusted measures of adjusted net income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income (loss) applicable to common shareholders, adjusted net income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses adjusted net income as the denominator. Adjusted net income should not be considered a substitute for net income (loss) applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income (loss) applicable to common shareholders and adjusted net income (loss). Taxes on adjustments to reconcile net income (loss) applicable to common shareholders and adjusted net income (loss) generally use a 21% effective tax rate.

($ in millions, except per share data)	Three months ended June 30,
	Consolidated		Per diluted common share
	2024	2023	2024	2023
Net income (loss) applicable to common shareholders (1)	$301	$(1,389)	$1.13	$(5.29)
Net (gains) losses on investments and derivatives	103	151	0.38	0.58
Pension and other postretirement remeasurement (gains) losses	(9)	(40)	(0.03)	(0.15)
Amortization of purchased intangibles	70	82	0.26	0.31
(Gain) loss on disposition	(1)	8	—	0.03
Non-recurring costs	—	90	—	0.34
Income tax benefit	(35)	(64)	(0.13)	(0.24)
Adjusted net income (loss) * (1)	$429	$(1,162)	$1.61	$(4.42)

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			—	1.7

	Six months ended June 30,
	Consolidated		Per diluted common share
	2024	2023	2024	2023
Net income (loss) applicable to common shareholders (1)	$1,490	$(1,735)	$5.58	$(6.59)
Net (gains) losses on investments and derivatives	267	137	1.00	0.52
Pension and other postretirement remeasurement (gains) losses	(11)	(93)	(0.04)	(0.35)
Amortization of purchased intangibles	139	163	0.52	0.62
(Gain) loss on disposition	(5)	(1)	(0.02)	(0.01)
Non-recurring costs (2)	—	90	—	0.34
Income tax benefit	(84)	(65)	(0.31)	(0.25)
Adjusted net income (loss) * (1)	$1,796	$(1,504)	$6.73	$(5.72)

Weighted average dilutive potential common shares excluded due to net loss applicable to common shareholders (1)			—	2.1
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(1)In periods where a net loss or adjusted net loss is reported, weighted average shares for basic earnings per share is used for calculating diluted earnings per share because all dilutive potential common shares are anti-dilutive and are therefore excluded from the calculation.
(2) Relates to settlement costs for non-recurring litigation that is outside of the ordinary course of business.

Adjusted net income (loss) return on Allstate common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month adjusted net income by the average of Allstate common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on Allstate common shareholders’ equity is the most directly comparable GAAP measure. We use adjusted net income as the numerator for the same reasons we use adjusted net income, as discussed previously. We use average Allstate common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily applicable to Allstate's earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income (loss) applicable to common shareholders and return on Allstate common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on Allstate common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine adjusted net income return on Allstate common shareholders’ equity from return on Allstate common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of adjusted net income return on Allstate common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have adjusted net income return on Allstate common shareholders’ equity and return on Allstate common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize adjusted net income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. We also provide it to facilitate a comparison to our long-term adjusted net income return on Allstate common shareholders’ equity goal. Adjusted net income return on Allstate common shareholders’ equity should not be considered a substitute for return on Allstate common shareholders’ equity and does not reflect the overall profitability of our business.
The following tables reconcile return on Allstate common shareholders’ equity and adjusted net income (loss) return on Allstate common shareholders’ equity.

($ in millions)	For the twelve months ended June 30,
	2024	2023
Return on Allstate common shareholders’ equity
Numerator:
Net income (loss) applicable to common shareholders	$2,909	$(2,723)
Denominator:
Beginning Allstate common shareholders’ equity	$13,516	$18,094
Ending Allstate common shareholders’ equity (1)	16,592	13,516
Average Allstate common shareholders’ equity	$15,054	$15,805
Return on Allstate common shareholders’ equity	19.3%	(17.2)%

($ in millions)	For the twelve months ended June 30,
	2024	2023
Adjusted net income (loss) return on Allstate common shareholders’ equity
Numerator:
Adjusted net income (loss) *	$3,551	$(2,266)

Denominator:
Beginning Allstate common shareholders’ equity	$13,516	$18,094
Less: Unrealized net capital gains and losses	(1,845)	(2,140)
Adjusted beginning Allstate common shareholders’ equity	15,361	20,234

Ending Allstate common shareholders’ equity (1)	16,592	13,516
Less: Unrealized net capital gains and losses	(938)	(1,845)
Adjusted ending Allstate common shareholders’ equity	17,530	15,361
Average adjusted Allstate common shareholders’ equity	$16,446	$17,798
Adjusted net income (loss) return on Allstate common shareholders’ equity *	21.6%	(12.7)%
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(1) Excludes equity related to preferred stock of $2,001 million as of June 30, 2024 and 2023.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization or impairment of purchased intangibles (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization or impairment of purchased intangibles on the combined ratio. We believe that this ratio is useful to investors, and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization or impairment of purchased intangibles. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves, which could increase or decrease current year net income. Amortization or impairment of purchased intangibles relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.
The following tables reconcile the respective combined ratio to the underlying combined ratio. Underwriting margin is calculated as 100% minus the combined ratio.

Property-Liability	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Combined ratio	101.1	117.6	97.1	113.1
Effect of catastrophe losses	(15.9)	(22.6)	(10.9)	(18.6)
Effect of prior year non-catastrophe reserve reestimates	0.5	(1.6)	0.3	(0.9)
Effect of amortization of purchased intangibles	(0.4)	(0.5)	(0.4)	(0.5)
Underlying combined ratio*	85.3	92.9	86.1	93.1

Effect of prior year catastrophe reserve reestimates	(1.0)	0.3	(1.1)	(0.1)

Allstate Protection - Auto Insurance	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Combined ratio	95.9	108.3	96.0	106.4
Effect of catastrophe losses	(3.9)	(4.2)	(2.6)	(2.7)
Effect of prior year non-catastrophe reserve reestimates	1.9	(1.4)	1.3	(0.8)
Effect of amortization of purchased intangibles	(0.4)	(0.5)	(0.4)	(0.5)
Underlying combined ratio*	93.5	102.2	94.3	102.4

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.2)	(0.1)	(0.3)

Allstate Protection - Homeowners Insurance	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Combined ratio	111.5	145.3	97.1	132.3
Effect of catastrophe losses	(49.6)	(75.9)	(33.9)	(63.9)
Effect of prior year non-catastrophe reserve reestimates	1.9	(1.4)	1.6	(0.5)
Effect of amortization of purchased intangibles	(0.3)	(0.4)	(0.3)	(0.3)
Underlying combined ratio*	63.5	67.6	64.5	67.6

Effect of prior year catastrophe reserve reestimates	(3.9)	1.8	(4.3)	0.8

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